EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Star Scientific, Inc.:

As successor by merger to the registered public accounting firm of Aidman, Piser & Company, P.A., we consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2008 Incentive Award Plan of Star Scientific, Inc. to be filed on or about November 25, 2008 and to the incorporation by reference therein of our reports dated March 17, 2008, relating to the consolidated financial statements of financial position of Star Scientific, Inc. as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of Star Scientific, Inc., filed with the Securities and Exchange Commission on March 17, 2008.

/s/ Cherry, Bekaert & Holland, L.L.P.

Tampa, Florida

November 25, 2008